CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

OHIA Development Corp.

We hereby consent to the inclusion, in the Offering Circular filed under Regulation A tier 2 on Form 1-A of OHIA Development Corp, of our report dated November 26, 2019, on our audit of the Balance sheet of OHIA Development Corp. as of September 30, 2019, and the related statements of operations, stockholders’ equity (deficit) and cash flows from July 23, 2019 (Inception) through September 30, 2019.

By: /s/ AJSH & Co LLP

AJSH & Co LLP

Delhi, India

November 26, 2019